Exhibit 99.1

XpresSpa Group Provides Business Update and Announces First Quarter 2021 Financial Results

Recognizes $8.2 Million of Revenue from XpresCheckTM in the First Quarter of 2021, Including $3.2 Million Related to 2020

Net Loss Narrows to $0.8 Million Compared to Net Loss of $10.7 Million

Strong Liquidity Position with Cash Balance of $103 Million

Introduces TreatTM -- a Travel Brand that Provides Access to Integrated Care that Can Seamlessly Fit Into a Health & Wellness Lifestyle; Initial Website to Launch in June (Phase One); Mobile App to Launch in Summer (Phase Two); and First Two Locations Expected to Launch Late Summer / Early Fall (Phase Three)

Webcast and Conference Call Scheduled for 4:30 PM ET Today

NEW YORK, May 17, 2021 - XpresSpa Group, Inc. (Nasdaq: XSPA), a travel health and wellness company, today provided a business update and announced that it has filed financial results on Form 10-Q for the first quarter ending March 31, 2021.

Doug Satzman, XpresSpa Group CEO, stated, “We are pleased to have reported $8.5 million in total revenue during the first quarter. This included $8.2 million recognized from XpresCheck, of which $3.2 million was deferred from 2020. We also substantially narrowed our net loss compared to the prior year. Revenue recognition for XpresCheck this quarter was made possible due to a reassessment of our management services agreements under applicable accounting rules. The reassessment was driven by rising patient testing volumes and higher average revenue per patient, due to greater patient preference for the rapid PCR test and rapid antigen test.”

Mr. Satzman continued, “As the economy reopens, and with continued testing requirements for international travel, we are encouraged to see higher passenger flow due to the growing desire of people to resume personal and leisure travel in a safe manner and believe that this will lead to a strong recovery in the second half of 2021. Importantly, XpresCheck’s gross profit margin is higher than even XpresSpa’s peak business performance during the pre-pandemic era. This is enabling us to support both existing XpresCheck operations as well as make ongoing investments in Treat™, our new travel health and wellness concept, to meet the emerging needs of travelers in a post-COVID-19 environment.”

Mr. Satzman added, “Treat is being designed to transform the way people access healthcare through technology and personalized services. The concept is a multi-channel business and lifestyle brand, bringing together virtual and on-site integrated care services at airports, as well as content and support in our new digital platform being developed which will be highly relevant to the returning traveler. Treat is intended to reach consumers at all phases of travel, including planning, while providing access to travel care and medical documentation throughout their journey.”

Mr. Satzman concluded, “We strongly believe that there is a convergence of ‘need’ and ‘want’ states in travel -- people ‘want’ to get out of their house and back to traveling and ‘need’ to do so safely and responsibly. This creates a dynamic opportunity for a new white space in which we intend to lead. We will be introducing many of the digital assets integral to this brand in the next few months, beginning with a new website and social media presence (Phase One), and will then follow up with the mobile app (Phase Two) and the opening of our first two integrated health and wellness airport locations in late summer / early fall (Phase Three).”

Business Update

XpresSpa Services

There are currently two company-operated XpresSpa locations operating in Dubai International Airport, UAE for select spa services and one single franchised location operating in Austin, TX. These locations continue to underperform given limited airport traffic and changes in consumer behavior due to the pandemic. The Company does not anticipate reopening other spas for traditional services in the near-term, but will re-evaluate possible re-openings of select spas in the future on a location-by-location basis, based on the economic viability of each location.

The Company is having ongoing discussions with various airports to monitor passenger traffic and recovery as some continue to extend rent relief.

XpresCheck Wellness Centers

The Company launched the XpresCheckTM brand to provide COVID-19 testing to frontline airport workforce and passengers. XpresCheck’s medical team of state licensed physicians and nurse practitioners operate under management services agreements, currently administer COVID-19 testing options including a rapid molecular COVID-19 test, a Polymerase Chain Reaction (PCR) test, a blood antibody test, a rapid PCR test, and a rapid antigen test.

The Company operates thirteen locations in eleven airports, including the most recent “popup” XpresCheck Wellness Centers that opened in Seattle-Tacoma International Airport and San Francisco International Airport. The Company believes that COVID-19 testing will remain an important and necessary service for airline employees, airport staff, and passengers for the foreseeable future, particularly as it relates to international travel.

Developments since the onset of the first quarter 2021 include:

●	The Company opened a total of six XpresCheck Wellness Center during the three-month period. These include a second center at each of Logan International Airport and Newark Liberty International Airport, in addition to Dulles International Airport, George Bush Intercontinental Airport, Reagan National Airport, and Salt Lake City International Airport. Seattle-Tacoma International Airport and San Francisco International Airport both opened in April.
●	In January, the Company began working with United Airlines, Delta Air Lines and KLM Royal Dutch Airlines out of John F. Kennedy International’s Terminal 4, Newark Liberty International Airport and Boston’s Logan International Airport to meet the Netherlands’ COVID-19 testing policy for incoming international passengers. This policy requires a negative COVID-19 PCR test within 72 hours before departure as well as a negative COVID-19 rapid test four hours before departure.
●	Effective March 8, 2021, XpresCheck transitioned to a full “fee for service” model for all tests. Under this model, patients pay XpresCheck directly at the time of service and then are able submit their testing fees for insurance reimbursement. Prior to March 8, 2021 only the rapid molecular test had been on a fee for service model.

●	On March 29, 2020, XpresCheck expanded its COVID-19 testing line up by adding a rapid PCR test at select airports which was then followed by another rapid antigen test.
●	On April 5, 2021, XpresCheck announced that it had recently signed an agreement with Delta Air Lines to administer the new rapid antigen test to customers traveling from John F. Kennedy International Airport to Milan Malpensa and Rome –Fiumicino International Airports.

Treat™: Vision for New Travel Health and Wellness Brand

The Company is pleased to introduce its new travel health and wellness brand: Treat. Treat is positioned for a post-pandemic world and designed to deliver on-demand access to integrated healthcare through technology and personalized services. Travelers will be able to access health care, records and real-time information all in one place, as well as book appointments in our on-site wellness centers as they open.

Treat will include a mobile app with access to immediate/ on-demand virtual care, including chat care, video tele-health and a “travel wallet” with medical records and test results. The brand will also provide a content-rich website with current global travel health information, original travel health and wellness editorial content, and a curated retail shop with emerging products targeting the savvy traveler living a wellness lifestyle.

Treat will also have a strong presence on social media, engage in e-mail and paid marketing campaigns, and provide a newsletter to our opt-in audience and subscription members.

The Company expects to launch the initial website in June (Phase One) and to have the mobile app launched later in the summer (Phase Two) ahead of the first two brick-and-mortar location openings in late summer / early fall (Phase Three).

The future on-site Treat locations in airports will offer integrated health and wellness personalized services in a premium environment. Upon entering, customers will see a beautifully curated retail and check in area and will be greeted by Treat Wellness concierges. Well-appointed treatment rooms will allow a respite from the airport environment and offer a list of health and wellness services to travelers. Over time, the Company intends to convert some of its legacy XpresSpa footprint into Treat, where feasible, as well as open additional locations in other suitable terminals and airport venues.

Travelers will be able to access appointments for COVID-19 testing, but also services like travel vaccines, travel anxiety care, inoculations, metabolic panel testing, and a list of convenient care services. They will also be able to book time in a wellness room, with services like wellness coaching, yoga classes, mindfulness sessions and specialized services like Vitamin IV Therapy.

Over time, the Company envisions that Treat’s digital channels will provide more significant growth opportunities for revenue and profit than its brick and mortar airport locations. The success of this revenue stream will be achieved through both subscription-based services that provide on-demand virtual care and tools supporting travel health and wellness.

Given its strong liquidity position and poise for growth, the Company would also consider accretive acquisitions and other investments to further broaden its service and retail offerings and would invest in new opportunities beyond this new evolving concept.

Liquidity and Financial Condition

As of March 31, 2021, the Company had cash and cash equivalents, excluding restricted cash, of $102.6 million, total current assets of $107.8 million and total current liabilities of $13.8 million.

During the three months ended March 31, 2021, holders of the Company’s warrants exercised a total of 11,223,529 warrants for common shares. The Company received proceeds of approximately $17.0 million, which was net of $2.2 cash fees paid in accordance with agreements with the Company’s placement agents.

Summary of First Quarter 2021 Financial Results

Reported revenue during the three months ended March 31, 2021 was $8.5 million compared to $7.7 million in the corresponding period in 2020. The increase in revenue was primarily due to the recognition of revenue from eight of the eleven XpresCheck Wellness Centers. Accordingly, we were able to recognize $3.2 million of 2020 deferred revenue on underlying management services agreements (MSAs) meeting the collectability criteria during the first quarter 2021. The most recent openings in March will be reassessed with more operating history.

Explanation of Management Services Agreements

During 2020, the Company entered into MSAs with professional medical services companies that provide health care services to patients in connection with XpresCheck. The medical services companies pay XpresCheck a monthly fee to operate in the XpresCheck Wellness Centers over the term of the relevant MSA. Under the terms of the MSAs, the Company provides office space, equipment, supplies, non-licensed staff, and management services to be used for the purpose of COVID-19 and other medical diagnostic testing in return for a management fee.

As of March 31, 2021, the Company reassessed its original MSAs and made modifications that better reflect the actual patient volumes that it is seeing at its XpresCheck Wellness Centers. Therefore, the Company was able to recognize revenue during the first quarter 2021, including revenues deferred in 2020, for new and existing MSAs which meet the collectability criteria.

Cost of Sales

Cost of sales decreased to $4.2 million from $7.2 million in the prior year first quarter. The decrease was due to the reduction in variable costs associated with the decline in XpresSpa spa revenues and decreases in occupancy costs as a result of rent concessions received from airports. These were offset somewhat by cost of sales of $2.7 million incurred pursuant to the XpresCheck MSAs. Costs associated with the deferred revenues of 2020, were booked in 2020 also favorably impacting cost of sales.

Gross Profit

Gross profit was $4.4 million compared to $0.6 million  in the prior year first quarter, primarily due to higher revenue and the impact of 2020 cost of sales.

General and Administrative Expenses

General and administrative expenses was $4.5 million compared to $3.2 million in the prior year first quarter for each of the comparable periods. The increase was primarily due to continued start-up costs associated with the XpresCheck Wellness Centers and development costs of Treat, as well as additional legal fees related to the resolution of certain past XpresSpa litigation matters, offset by reduced variable costs related to the closed XpresSpa locations and the realized benefits of cost cutting and control initiatives instituted throughout 2020, primarily in salaries, occupancy and professional fees.

Loss from Operations

Operating loss from operations decreased to $0.9 million compared to $3.9 million in the prior year first quarter, primarily due to higher revenue.

Net Loss Attributable to Common Shareholders

Net loss attributable to common shareholders was $1.1 million compared to net loss attributable to common shareholders of $10.6 million in the prior year first quarter, primarily due to higher interest expense, warrant revaluations, and cost of goods sold in 2020.

Please refer to the Quarterly Report on Form on 10-Q filed on May 17, 2021 for more financial information related to the first quarter ending March 31, 2021. It can be accessed at https://investors.xpresspa.com/sec-filings or at https://www.sec.gov/

XpresCheck Non-GAAP Financial Metrics

Although the Company does not generate revenue directly from patient testing volume, as detailed above, in the interest of providing investors with greater transparency regarding XpresCheck’s performance, the Company has opted to disclose recent and current average daily patient testing volumes and Adjusted EBITDA, along with other relevant non-GAAP financial metrics.

During the first quarter 2021, average daily patient testing volume for existing XpresCheck Wellness Center continued at approximately 70 to 100 people. With the additional centers opened, total patient volume grew nearly 2.5X in the first quarter 2021 versus the fourth quarter of 2020.

During the first quarter 2021, the average revenue per patient increased to $160 due to the continued demand for higher revenue / higher margin COVID-19 rapid tests as a percentage of total tests averaged 74%. Total patient volume was 38,755 including 28,338 rapid tests.

During April, the average revenue per patient was $170 while higher revenue / higher margin COVID-19 rapid tests (Molecular and PCR) as a percentage of total tests averaged 81%. Total patient volume was 23,166 including 18,802 rapid test volume.

Adjusted EBITDA

On a non-GAAP basis, Adjusted  EBITDA was $0.9 million in the first quarter 2021, compared to a loss of $2.6 million in the prior year first quarter, an improvement of $3.5 million and indicative of the profitability of the XpresCheck Wellness Centers compared to the legacy XpresSpa spa segment.

The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization expense, non-cash charges and stock-based compensation expense.

The Company considers Adjusted EBITDA to be an important indicator for the performance of its operating business, XpresCheck. In particular, it believes that it is useful for analysts and investors to understand that Adjusted EBITDA excludes certain transactions not related to core cash operating activities, which are primarily related to our XpresCheck Wellness Centers. We believe that excluding these transactions allows investors to meaningfully analyze the performance of our core cash operations. For a reconciliation to our GAAP EBITDA please refer to our 10-Q filed this afternoon.

Webcast and Conference Call Today

The Company will host a webcast and conference call at 4:30 p.m. Eastern Time today.

The Company encourages investors and interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 1-201-689-8263. To submit a question, please email ir@xpresspagroup.com.

The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products, with 45 locations in 23 airports globally. Through its XpresTest, Inc. subsidiary, the Company provides COVID-19 screening and testing under the XpresCheck™ brand at thirteen locations in eleven airports: Boston Logan International Airport (2), Denver International Airport, Dulles International Airport, George Bush Intercontinental Airport, JFK International Airport, Newark Liberty International Airport (2), Phoenix Sky Harbor International Airport, Reagan National Airport, Salt Lake City International Airport, San Francisco International Airport, and Seattle-Tacoma International Airport. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com.

Twitter: @xprescheck and Instagram: @realxprescheck

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

ir@xpresspagroup.com

(203) 682-8253

Media

Julie Ferguson

Julie@jfprmedia.com

(312) 385-0098